FingerMotion Reports Q2 2022 Financial Results

NEW YORK, NY / ACCESSWIRE / October 14, 2021 / FingerMotion, Inc. (OTCQX:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the second quarter ended August 31, 2021. To review the full financial results, please view the Company’s recent 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q2 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $5.39 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported quarterly growth in SMS & MMS business revenue of $0.73 million or 25% compared to Q2 2021;

●	Reported quarterly growth in Telecommunications Products & Services business revenue of $1.0 million or 142% compared to Q2 2021;

●	Reported revenues of $32,702 in Big Data;

●	Reported quarterly cost of revenue of $4.69 million which was an increase of $1.33 million or 39% compared to Q2 2021;

●	Reported quarterly net loss of $1,454,617 which was an increase of $0.49 million or 51% compared to Q2 2021;

●	Basic and Diluted loss per share of $0.04;

●	At August 31, 2021, FingerMotion had $878,085 in cash, a working capital surplus of $5,037,533, and a positive shareholders’ equity of $5,228,987;

●	Total Assets were $9.38 million, Total Current Liabilities were $4.15 million and Total Liabilities were $4.15 million; and

●	42,201,260 common shares were issued and outstanding as of August 31, 2021.

Strong growth continued in both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service.

“The second quarter generated solid revenue of $5.39 million and saw continued growth in year over year revenues,” stated Martin Shen, CEO of FingerMotion. “Growth continues unabated with the SMS texting due to our optimized prepayments of bulk inventory purchases. Contributing to the growth and margin expansion was from the subscription plan and the mobile phone sales. These optimized purchase programs and hardware sales and service improved gross profit from 7% to 13%. The Company is seeing strong demand in SMS from our corporate clientele. This is the third consecutive quarter of Big Data revenues and we expect it to continue and eventually outpace our existing revenue streams.”

General and administrative expenses increased by $601,937 or 71% during the quarter which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our 3 lines of business simultaneously. Research and development expenses increase to $144,549 during the quarter which was up 17% due to high data access and usage fees charged by the telecom companies.

“We are pleased at the strength of our balance sheet which hit a milestone of over $5.0 million in shareholders’ equity. This quarter was more of a transition to greater profitability as more of our initiatives started contributing to gross margin. This trend will continue and revenue should ramp as the insurtech business starts to develop. During the past quarter the Company secured a contract with Pacific Life Re, which is a global life reinsurance company. The Company plans to monetize the use of its predictive algorithms to generate insight into the insurance industry.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.